EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Safeway Inc. Holds 2005 Investor Conference

Company Provides 2006 Earnings Guidance and

Announces 2006 Capital Expenditure Plans and Cash Flow Expectations

Contacts: Julie Hong (925) 467-3832

Melissa Plaisance (925) 467-3136

PLEASANTON, Calif.—(BUSINESS WIRE)—December 14, 2005—Safeway Inc. (NYSE: SWY) will hold a conference for analysts and institutional investors today. Safeway will review its recent performance, its growth strategy, its progress on executing the strategy, and its financial outlook.

For the year 2006, the company is initiating earnings per share guidance of $1.55 - $1.65. The guidance includes an estimated $0.07 per share of stock option expense for the year. The company anticipates continued strong contributions from Lifestyle stores, benefits from restructured labor contracts and an improved supply chain to enhance profitability in 2006. The company expects to generate non-fuel identical store sales growth of approximately 3% in 2006.

The company will discuss its plans to spend approximately $1.6 billion in cash capital expenditures in 2006, to complete 20-25 new stores and to remodel approximately 280 stores. Square footage growth is expected to be less than 1%. The company expects to generate free cash flow (cash flow from operating activities less cash flow used by investing activities) in 2006 in the range of $400 million to $600 million.

“We are pleased with the progress we made in 2005,” said Steve Burd, Chairman, President and CEO. “In 2006, we will continue to serve our customers with the highest quality produce, meat, bakery and deli items, offering them great selection and value throughout the store, including a revitalized corporate brand program. We plan to rapidly roll out additional Lifestyle stores which give our shoppers a more comfortable shopping environment. Finally, we expect to realize improvements in our cost structure as a result of restructured labor contracts and an improved supply chain that will allow us to compete effectively in the marketplace and improve shareholder value.”

Safeway Inc. is a Fortune 50 company and one of the largest food and drug retailers in North America. The company operates 1,776 stores in the United States and Canada and had sales of $35.8 billion in 2004. The company’s common stock is traded on the New York Stock Exchange under the symbol SWY.

The investor conference will be broadcast live over the Internet from 8:00 AM (PST) to approximately 11:30 AM (PST) at http://www.safeway.com/investor_relations. Click on Webcast Events to access the event. The presentation will be available in an archived format for one week after the meeting.

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This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, estimates of diluted earnings per share, identical store sales, comparable store sales, dividend payments, capital expenditures, free cash flow, and effects of restructuring labor contracts and are indicated by words or phrases such as “guidance,” “expects,” “estimate,” “forecast” and similar words or phrases. These statements are based on our current plans and expectations and involve risks and uncertainties which are, in many instances, beyond our control, including general business and economic conditions, competitive factors, currency valuations, results of our programs to reduce costs, increase sales and improve capital management, achievement of operating improvements in companies that we acquire, labor costs, labor disputes that may arise from time to time, and work stoppages that could occur in areas where certain collective bargaining agreements have expired or are on indefinite extensions or are scheduled to expire in the near future, voluntary employee buyouts, unanticipated events or changes in future operating results, financial condition, real estate matters, including dispositions and impairments, or business over time, performance in new business ventures, or unfavorable legislative, regulatory, tax or judicial developments, that could cause actual events and results to vary significantly from those included in or contemplated by such statements. We undertake no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof and disclaim any obligation to do so. Please refer to our reports and filings with the Securities and Exchange Commission, including the Annual Report to Stockholders in our most recent Form 10-K and subsequent Quarterly Reports on Form 10-Q for a further discussion of these risks and uncertainties.

SAFEWAY INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

(Dollars in millions)

(unaudited)

Financial Guidance for 2006

Reconciliation of GAAP Cash Flow Measure to Free Cash Flow Estimate

	Low		High
Net cash flow from operating activities	$2,010	-	2,090
Net cash flow used by investing activities	(1,610)	-	(1,490)

Free cash flow	$400	-	600